EXHIBIT 99.1

MAIR HOLDINGS, INC.

Transcript of First Quarter 2007 Earnings Call

August 7, 2006, 8:30 a.m., CST

Chairpersons: Paul Foley and Robert

Operator

Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the MAIR Holdings fiscal 2007 first quarter earnings conference call. At this time all participants are in a listen-only mode. As a reminder, this conference is being recorded on August 7, 2006 and will be available for 30 days on the company’s website at www.mairholdings.com.

I would now like to turn the conference over to Mr. Bob Weil, Chief Financial Officer of MAIR Holdings. Please go ahead, sir.

B. Weil	Good morning, everyone, and welcome to MAIR Holdings’ conference call for the first quarter of fiscal year 2007.

Leading our call today is Paul Foley, our President and Chief Executive Officer. Also joining the call today is Ruth Timm, our General Counsel. Paul will provide an overview of the company’s financial results for the quarter as well as some comments regarding the operations of our subsidiaries. After Paul’s remarks we’ll take questions from the participants.

I’d like to remind everyone that this call is intended for communication with the investment community and before we begin I must preface all comments with the safe harbor statement.

Some of the comments made today will be forward-looking and are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual developments will be those anticipated by the company. Actual results could differ materially from those projected as a result of a number of factors, some of which the company cannot predict or control. For a discussion of some of these factors, please see the Risk Factor section in the company’s Annual Report on Form 10-K for the year ended March 31, 2006 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 which will be filed with the SEC later this week.

Before we get started, I’d like to comment on the presentation of our first quarter financial results. As noted in the press release, MAIR Holdings deconsolidated Mesaba’s financial results effective October 13, 2005, the date Mesaba filed for bankruptcy protection. As a result, Mesaba’s financial results have been removed from the company’s consolidated balance sheet, statements of operations and cash flow as of June 30, 2006.

To help our investors better understand these changes to the financial statements, we attached the Mesaba Aviation income statement and balance sheet to our press release.

I’ll now turn the call over to Paul.

P. Foley	Thank you, Bob. Good morning, everyone. I hope by now you’ve had the opportunity to review our first quarter fiscal 2007 earnings press release so I’ll just touch on some high points.

As reported, net loss for first quarter totaled $2.5 million or $0.12 per fully diluted share. This figure compares to net income of $1.2 million or $0.06 per fully diluted share during fiscal 2005.

The company’s net loss for the quarter was primarily the result of additional expense the company recorded in connection with Mesaba’s bankruptcy and $700,000 net loss at Big Sky.

The company’s operating revenue for the first quarter was $6 million all of which was related to Big Sky’s operations. Big Sky’s revenue increased 33% from $4.5 million in the prior year’s first quarter on a 21% increase in block hours.

On the expense side, the company’s operating expenses for the first quarter were $9.8 million. Since the company wrote off its equity investment in Mesaba at last fiscal year end, the company did not record any of Mesaba’s financial results in the first quarter of fiscal 2007. However, Mesaba did have an operating loss of $1.6 million as it downsized its operation by 19 Avros and 13 Saabs in the first fiscal quarter compared to last year’s first quarter. This operating loss was offset by a $1.8 million credit to reorganization items due to the reversal of accrued maintenance associated with the Avro aircraft.

Here are a few operating statistics from both of our subsidiaries. Mesaba Aviation’s fiscal year unit revenues increased 14.6% year-over-year to $0.165 per ASM compared to $0.14 per ASM a year earlier. The increase in unit revenue was due to the mix of flying as Northwest pays Mesaba a higher unit revenue for the Saab operation than the Avro and Northwest reduced Mesaba’s Avro operations by a greater percentage than its Saab operations year-over-year.

Big Sky’s unit revenue for the first quarter improved 2.6% to $0.272 per ASM from $0.265 per ASM a year earlier. The positive change in revenue per ASM is attributable to a significant increase in its average fares, partially offset by a 6 point drop in load factor year-over-year.

Unit costs. Mesaba Aviation’s unit cost for the full year increased 16.3% over last year to $0.168 per ASM. This unit increase was due to the costs associated with the significant fleet reduction and spreading its fixed costs over 33% fewer ASMs year-over-year.

Big Sky’s first quarter unit costs per ASM decreased 4.2% to $0.30 cents per ASM in spite of a 50% year-over-year increase in fuel expense.

Mesaba Aviation’s passenger count decreased 24% for the fiscal year. The change in mix of flying between the Saabs and the Avros led to a 29% decrease in RPMs year-over-year. ASMs decreased by 33% from 766 million ASMs in the first quarter of fiscal ‘06 to 503 million ASMs in this year’s first fiscal quarter. This resulted in a 5.1 percent improvement in load factor for the quarter to 72.3%.

The year-over-year increase in flying at Big Sky led to a 12.7% increase in passenger counts, a 29.4% increase in ASMs and an 11.8% increase in RPMs leading to a 6 point increase in load factor.

We closed the year with approximately $95 million in cash and investments on hand at MAIR Holdings and we continue to have insignificant long term debt on our balance sheet.

Looking to the remainder of fiscal ‘07, we expect our Mesaba subsidiary to focus on two primary goals. First, it must reduce both its labor and non-labor expenses as it downsizes to a fleet of 49 Saabs. Second, it will seek to affirm its business relationship with Northwest by either assuming the existing Airline Services Agreement or negotiating a new Airline Services Agreement. Mesaba then must develop a plan of reorganization to successfully emerge from bankruptcy as a competitive, low cost supplier of regional flights.

As for Big Sky, it will focus on growing its Beech 1900D operation by bidding on additional EAS flying and seeking other opportunities to expand its fleet.

As we said in our press release, we at MAIR remain focused on exploring growth opportunities including acquisitions to diversify both within and outside of the airline industry.

With that, we’re ready to go to questions. Operator, could you please explain to our participants how they can queue up for a question?

Operator

Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you do have a question, please press the star key followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the first question.

Our first question comes from Bert Whitson with Riley Investment Management. Please go ahead.

B. Whitson	Good morning.

Management	Good morning.

B. Whitson	One question on other assets, listed “Other Assets” on the balance sheet, went from $2.6 million to $15.6 million. Can you explain what’s in there and why the increase?

B. Weil

In the first quarter we set up (for our Kenton County obligation, the hangar in Cincinnati), we set up a letter of credit as we negotiated with the bondholders for $13 million and that $13 million was restricted cash and was set up in other assets.

B. Whitson	Okay. That’s all I had for now. Thank you.

Operator	Thank you. Our next question comes from Helane Becker with Benchmark Company. Please go ahead.

H. Becker	Thank you, operator. Hi, gentlemen.

Management	Good morning, Helane.

H. Becker

Could you go through the timing of Mesaba and the reorganization plan, where you stand, when you think you can emerge and when you think Northwest can address your issues with respect to a new agreement?

B. Weil

Sure, Helane. This is Bob. There’s a couple things that need to happen. First, Mesaba is in the midst of its labor negotiations and it’s negotiating with all its labor groups hopefully to get to a consensual deal over the next few weeks. In addition to that, it’s scrubbing all its costs to be able to downsize to the 49 Saab operation.

As it gets its costs firmed up and Northwest simultaneously is in the process of establishing what type of regional strategy it wants to have in terms of any kind of new aircraft order as well as what it’s going to do with the 50 seat jets that it currently operates (both the one that Mesaba operates and the 124 that Pinnacle has). Once it firms up that situation and negotiates with the aircraft lessors after that, I’m sure it’ll start to have conversations with Mesaba.

H. Becker

Okay and then on Big Sky, at one point before the Mesaba Chapter 11, you had been looking at an opportunity to maybe sell off Big Sky or do something else with it and you seemed to have pulled back from that strategy. Are there a lot more EAS markets for Big Sky? What’s your thought there?

P. Foley

Let me take that one, Helane. I don’t think we were aggressively marketing Big Sky to sell it. We bought Big Sky as a growth vehicle. We bought it for a growth vehicle to diversify away from Northwest and while we see in the order of magnitude $2 to $3 million worth of potential EAS markets to bid on, we continue to bid on other opportunities to fly the Big Sky current fleet and we explore new opportunities for the Big Sky operation with a new fleet.

H. Becker	So there’s an opportunity with a new fleet you mean you would order planes that you would buy yourself?

P. Foley	We are currently looking at opportunities that involve both, flying planes that are leased from someone else and considering purchasing our own fleet.

H. Becker	Have you bid on some of the other RFPs that have come up?

P. Foley	Yes, we have.

H. Becker	And they’ve selected other providers. Have you talked to the other companies about why they didn’t pick you guys?

P. Foley	No, I don’t think that conversation took place.

H. Becker	All right, thank you. Thanks for the time.

Operator	Our next question comes from Bob McAdoo with Prudential Equity Group. Please go ahead.

B. McAdoo	Hi, guys. What kind of restrictions are there on what Big Sky can do assuming there were no changes to the ASA at Northwest?

B. Weil

Bob, this is Bob. The restrictions on Big Sky are to fly 19-seat aircraft in the current form Big Sky is in and the current ownership that MAIR Holdings has with both Big Sky and with Mesaba Aviation. It’s independent from the ASA relationship between Mesaba and Northwest Airlines.

B. McAdoo	Say that again.

B. Weil	I said it’s not dependent upon the relationship between Mesaba and Northwest Airlines.

B. McAdoo	So the Northwest agreement doesn’t put any restrictions on what you can do with other subsidiaries?

B. Weil	No, it does not.

B. McAdoo	Alright, I thought there were some other kinds of restrictions there. Alright, that’s all I’ve got. Thanks.

Operator	Thank you. Our next question comes from Jon Ahn with Riley Investment Management.

J. Ahn	Hey, Bob and Paul.

Management	Good morning, Jon,

J. Ahn	Can you give me a little more color description of the DIP financing and exactly what stage that’s at?

B. Weil	I’m sorry, Jon, which financing are you talking about? DIP financing?

J. Ahn	Yeah for Mesaba.

B. Weil

Mesaba’s in the process of securing DIP financing from a third party and the bankruptcy courts approved it and they’re in the final due diligence they’re doing right now and it should be put in place within the next 30 days.

J. Ahn	So you don’t anticipate needing to put anymore funds into Mesaba. That DIP financing facility will be big enough to handle that?

B. Weil	Yes. It’s a $24 million facility and we don’t foresee MAIR Holdings putting any additional funding into Mesaba.

J. Ahn	Thank you.

Operator	Thank you. Our next question comes from Salmon Kamalodine with B. Riley & Company. Please go ahead.

S. Kamalodine

Good morning. You talk about diversifying outside of the airline industry. Can you give us a sense of how are far you guys may reach outside of the airline industry and whether an acquisition could take place before everything gets worked out at Mesaba?

P. Foley

We think we have experience and skill sets that are transportable to a number of different industries - process discipline, manufacturing, high volume transactions, labor intensive transactions. We’ve been looking. At certain degrees of freedom within the transportation, within the service type industry and yes, it’s entirely likely that a transaction could take place without resolution of the Mesaba bankruptcy.

S. Kamalodine	Can you comment as to how far down that process you are?

P. Foley	No, not at this time.

S. Kamalodine	Okay, thanks.

Operator	Thank you. Our next question comes from Aadel Shaaban with Thales. Please go ahead.

A. Shaaban	Good morning, gentlemen.

Management	Good morning, Aadel.

A. Shaaban	If you get the full labor cuts, if Mesaba gets the full labor cuts that it desires, what do you anticipate the size of that claim to be, the labor claim on the Mesaba estate?

B. Weil

I guess I’d answer it this way. The annual savings Mesaba is seeking from all its labor groups, including management, is about $17 million annually and it still remains to be seen if there is a claim in the bankruptcy process.

A. Shaaban	Let me try to repeat back what you said. So $17 million of potential savings with potentially no additional claim on the estate?

B. Weil	It’s unclear whether there will be a claim or not. No claim has been filed to date on the estate.

A. Shaaban	Do you anticipate if you got those cuts there would be a claim on the estate? Is that part of the negotiation?

B. Weil	I’m not aware of any part of the negotiation that deals with a claim on the estate.

A. Shaaban	Okay. Thank you.

Operator	Thank you. There are no further questions. I’ll turn it back to Bob Weil for closing comments.

B. Weil

Thanks, everyone, for joining us today on the call and we look forward to you being with us on our next call. If you have any further questions, you can always contact us at 612-333-0021. Thanks for participating today.

Operator	Thank you. Ladies and gentlemen, that concludes today’s teleconference. We thank you again and at this time you may disconnect.